Exhibit 99.1

USANA Health Sciences Provides Preliminary Second Quarter Results and Updates Fiscal Year 2022 Outlook

SALT LAKE CITY--(BUSINESS WIRE)--July 6, 2022--USANA Health Sciences, Inc. (NYSE: USNA) today announced preliminary results for the second quarter ended July 2, 2022, and provided an updated outlook for fiscal year 2022. The Company anticipates that second quarter 2022 net sales will be approximately $265 million, which compares with $337 million in the prior-year period. Earnings per share for the quarter are expected to be approximately $1.05, which compares with $1.87 during the second quarter of 2021.

“Our sales performance during the second quarter was below expectations, as COVID-related lockdowns, restrictions, and other disruptions continued in mainland China and other markets,” said Kevin Guest, Chief Executive Officer and Chairman of the Board. “These challenges were particularly disruptive to the regional sales program we offered in several key markets during the quarter, and ultimately caused participation in the program, sales results and active customer counts to come in lower than anticipated. Importantly, this program was designed to be a catalyst for sales and customer growth not only during the quarter, but also in the second half of the year. As a result of this and the continued uncertainty surrounding the operating environment going forward, we anticipate softer sales and customer counts in the second half of the year.”

“We continue to evaluate opportunities in our markets around the world including promotional and incentive offerings in light of the operating environment and will make necessary adjustments to facilitate sales and customer growth going forward. That said, we remain committed to our established strategic growth objectives, including: (1) enhancing the digital experience for our customers to improve the overall online shopping experience; (2) improving Associate onboarding and training to help drive and sustain customer growth; (3) exploring additional promotional and incentive offerings on a market-specific basis; (4) launching experience centers in mainland China to facilitate our strategic growth plan for this key market; and (5) pursuing accretive business development opportunities. We continue to believe that these objectives remain a critical component to returning USANA to sustainable future growth.”

Doug Hekking, Chief Financial Officer, said, “As a result of our first-half performance, and outlook for the remainder of the year, we now anticipate net sales between $1.015-$1.065 billion and diluted EPS between $3.85-$4.45. Additionally, inflationary pressures have persisted across several areas of our business, and we are continuing to work with our various stakeholders to manage operating expenses accordingly. Despite current challenges, USANA remains very profitable and expects to generate strong cash flow in fiscal year 2022.”

	Q2 2022 Preliminary Results	Revised Full-Year 2022 Guidance Range	Previous Full-Year 2022 Guidance Range
Net sales	$265 million	$1.015 - $1.065 billion	$1.100 - $1.200 billion
EPS – diluted	$1.05	$3.85 - $4.45	$5.00 - $5.70

Final results for the second quarter are expected to be released after the close of market on Tuesday, July 26, 2022. Shortly following the issuance of the Company’s earnings release, the Company will post its Management Commentary document on the Company’s website (http://ir.usana.com) under the Investor Relations section of the site. USANA will hold a conference call to discuss this announcement with analysts and institutional investors the following morning, Wednesday, July 27, 2022, at 11:00 a.m. Eastern Time. The call will be broadcast over the Internet and can be accessed at http://ir.usana.com.

The Company’s preliminary financial results and views on market trends observed in the second quarter of 2022 are based on information available as of the date of this release.

About USANA

USANA develops and manufactures high-quality nutritional supplements, healthy foods and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium, Colombia, Indonesia, Germany, Spain, Romania, and Italy. More information on USANA can be found at www.usana.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including: uncertainty related to the magnitude, scope and duration of the impact of the COVID-19 pandemic (“COVID-19”) to our business, operations and financial results; the further spread of, and regulatory measures or voluntary actions that may be put in place to limit the spread of, COVID-19 in the markets where we operate, including restrictions on business operations, shelter at home, or social distancing requirements; the potential for a resurgence of COVID-19 spread in any of our markets in the future; the impact of COVID-19 on the domestic and world economies, including any negative impact on discretionary spending, consumer demand, and consumer behavior in general; regulatory risk in China in connection with the health products and direct selling business models; regulatory risk in the United States in connection with the direct selling business model; potential negative effects of deteriorating foreign and/or trade relations between the United States and China; potential negative effects from geopolitical relations and conflicts, including the Russia-Ukraine conflict; potential negative effects of material breaches of our information technology systems to the extent we experience a material breach; material failures of our information technology systems; global economic conditions generally, including increasing inflationary pressure around the world and any negative impact on our operating costs, consumer demand and consumer behavior in general; reliance upon our network of independent Associates; risk associated with governmental regulation of our products, manufacturing and direct selling business model; adverse publicity risks globally; risks associated with our international expansion and operations; and uncertainty relating to the fluctuation in U.S. and other international currencies. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this press release set forth our beliefs as of the date hereof. We do not undertake any obligation to update any forward-looking statement after the date hereof or to conform such statements to actual results or changes in the Company’s expectations, except as required by law.

Contacts

Investor contact:

Patrique Richards
Investor Relations
(801) 954-7961
investor.relations@usanainc.com

Media contact:

Dan Macuga
Public Relations
(801) 954-7280